Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of March 31, 2017, is by and among (i) Crestline Hotels & Resorts LLC (the “Service Provider”), (ii) Hospitality Investors Trust, Inc. (formerly known as American Realty Capital Hospitality Trust, Inc.) (“ARCH”), and (iii) Hospitality Investors Trust Operating Partnership, L.P. (formerly known as American Realty Capital Hospitality Operating Partnership, L.P.) (the “OP” and together with ARCH, the “Company”). The Company and the Service Provider are collectively referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, the Company, the Service Provider and certain other persons party thereto have entered into that certain Framework Agreement, dated as of January 12, 2017 (the “Framework Agreement”);

WHEREAS, the Company desires, for a transitional period beginning on the date hereof (the “Effective Date”), to avail itself of the assistance of the Service Provider and to have the Service Provider undertake the duties and responsibilities hereinafter set forth; and

WHEREAS, the Service Provider is willing to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as set forth herein:

1.          Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Framework Agreement, and the following terms, as used herein, shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors or managers (or other persons acting in similar capacities) of such person or otherwise to direct or cause the direction of the management and policies of such person through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority, other entity or group.

2.          Duties of the Service Provider.

(a)          Effective as of the date hereof, the Company hereby retains and appoints the Service Provider to perform the services set forth on Schedule A hereto (the “Services”), and the Service Provider hereby accepts such appointment, all subject to the terms and conditions hereinafter set forth. The Service Provider shall devote such time and resources to the performance of the Services hereunder as it shall determine to be reasonably necessary to fully perform its obligations hereunder. This Agreement provides no authority for Service Provider to bind the Company or any of its Affiliates to any agreement, arrangement or other action. In all instances, Service Provider shall bring any potential written agreement underlying any Service to the Company for discussion with, and approval by, the Company.

(b)          It is understood and agreed that the Service Provider may retain third-party service providers (including its Affiliates) to provide some or all of the Services to the Company. The Service Provider shall in all cases retain responsibility for the provision to the Company of the Services to be performed by any third-party service provider or subcontractor or by any of the Service Provider’s Affiliates.

3.          Standard of Service.

(a)          The Service Provider represents, warrants and agrees that the Services shall be provided in good faith, in accordance with applicable Law and, except as specifically provided in the Schedule A, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 2(b), the Service Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)          Except as expressly set forth in Section 3(a) or in any contract entered into hereunder, the Service Provider makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. The Company acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between any of the parties hereto, and all Services are provided by the Service Provider as an independent contractor.

(c)          Service Provider or the Company shall promptly notify the Company or Service Provider, as applicable, of any event or circumstance of which such Party or any of its representatives has knowledge that causes, or would be reasonably likely to cause, a material disruption in the Services.

(d)          Service Provider shall be solely responsible for the payment of all employee benefits and any other direct and indirect compensation for Service Provider (or its Affiliates’) personnel assigned to perform the Services, as well as such personnel’s worker’s compensation insurance, employment taxes, and other applicable employer liabilities relating to such personnel as required by law.

(e)          Service Provider and the Company will maintain or cause to be maintained reasonable security measures with respect to any interfaces required between Service Provider and the Company in connection with the Services in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. At all times during the Term, neither Service Provider nor the Company will intentionally or knowingly introduce, and each will take commercially reasonable measures to prevent the introduction of, into Service Provider’s or the Company’s computer systems, databases, or software any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down another Party's computer systems, databases, software, or other information or property. Except as may be required in connection with the provision of the Services, neither Service Provider nor the Company will intentionally or knowingly tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by the other in the course of its business operations, and/or intentionally or knowingly compromise the security of the other’s computer systems and/or networks.

(f)          Each of Service Provider and the Company shall reasonably cooperate with the other and shall cause their respective Affiliates to reasonably cooperate (i) in notifying the other of any Security Breach affecting Service Provider or the Company and (ii) in any investigation and mitigation efforts relating to such Security Breaches, in each case, in such party’s reasonable discretion and subject to applicable law. As used herein, “Security Breach” means unauthorized access to or disclosure of computerized data that compromises the security, confidentiality or integrity of any Confidential Information maintained by a Party and are part of the Services provided hereunder.

(g)          The Company shall use commercially reasonable efforts to maintain or establish, and cause its directors, officers, other employees, personnel and agents to comply with, reasonable security measures, as well as all necessary physical, information and other security practices and policies. Service Provider shall have no liability for any Security Breach to the extent arising out of the Company’s failure to comply with this Agreement.

4.          Fees and Other Compensation of the Service Provider.

(a)          During the Term (as defined below), as consideration for the Services, the Service Provider shall receive from the Company (by wire transfer of immediately available funds to account(s) specified by the Service Provider in writing) (i) in advance of the applicable month for which the Services will be provided the amounts set forth on Schedule A and (ii) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Service Provider in connection with providing the Services, payable within twenty (20) days of the issuance of an invoice by the Service Provider to the Company showing the computation of all such fees, costs and expenses under this Section 4.

(b)          Notwithstanding the foregoing, the Parties agree that on or before October 1 of each calendar year and to the extent that this Agreement remains in effect and Services continue to be provided hereunder, they will negotiate in good faith with respect to the consideration specified in Section 4(a)(i) that will be payable for any month (or portion thereof) during the Term occurring in the following calendar year. In the event that agreement cannot be so reached, this Agreement shall automatically terminate on December 31.

(c)          All amounts owed by the Company to the Service Provider under this Agreement shall bear interest from the date due until paid at the lesser of (i) Prime Rate plus two percent (2%) per annum or (ii) the maximum lawful contract rate per annum. In no event, however, shall the charges permitted under this Section or elsewhere in this Agreement, to the extent they are considered to be interest under applicable law, exceed the maximum lawful rate of interest. As used herein, the “Prime Rate” shall mean the rate per annum equal to the “Prime Rate” as published on the due date of the amount in question by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates.”

(d)          Term; Termination of Agreement. The term of this Agreement shall begin on the Effective Date and shall continue in force until June 29, 2017 and shall automatically renew for successive 90 day periods unless the Service Provider, on the one hand, or ARCH or the OP, on the other hand, delivers written notice to the other at least forty (40) days prior the expiration of the initial term or any renewal term (the “Term”). The provisions of this Section 5 and Sections 6-15 shall survive the expiration or earlier termination of this Agreement.

5.          Confidentiality.

(a)          Service Provider may receive (or otherwise have access to) Confidential Information of the Company (both orally and in writing) in connection with the provision of the Services. “Confidential Information” means any information, whether or not designated or containing any marking such as “Confidential,” “Proprietary,” or some similar designation, related to the Company and its services, properties, business, assets and financial condition relating to the business, finances, technology or operations of the Company or its Affiliates. Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding software, sales data, vendor lists, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material.

(b)          Service Provider agrees to treat all Confidential Information provided by the Company, or which Service Provider otherwise has access to, pursuant to this Agreement as proprietary and confidential to the Company and to hold such Confidential Information in confidence. Service Provider shall not (without the prior written consent of the Company) disclose or permit disclosure of such Confidential Information to any third party; provided, that, Service Provider may disclose such Confidential Information as permitted by Section 6(c) and to its third party subcontractors and its Affiliates’ current employees, officers, or directors, or legal or financial representatives, in each case, who have a legitimate need to know such Confidential Information and who have previously agreed either in writing or orally (including as a condition of their employment, contract or agency) to be bound by terms respecting the protection of such Confidential Information which are no less protective as the terms of this Agreement). Service Provider agrees to safeguard all Confidential Information of the Company with at least the same degree of care (which in no event shall be less than reasonable care) as Service Provider uses to protect its own Confidential Information but no less than a reasonable degree of care. Service Provider shall only use the Company’s Confidential Information solely for the purpose of fulfilling its obligations under this Agreement and providing the Services to the Company. Service Provider shall not, at any time, collect, use, sell, license, transfer, make available or disclose the Company’s Confidential Information for its own benefit, the benefit of its Affiliates (or agents, subcontractors or representatives) or for the benefit of others. Service Provider will be responsible for any violation of the confidentiality provisions of Section 6 by its subcontractors and its Affiliates’ employees, officers and directors, and legal or financial representatives.

(c)          Notwithstanding this Section 6, the Parties acknowledge and agree that the following information shall not be deemed Confidential Information, and the receiving Party shall have no confidentiality, non-use or nondisclosure obligation with respect to any such information to the extent that it: (i) is in the public domain or becomes available in the public domain by no fault or wrongful act of Service Provider in violation of this Agreement, (ii) was independently developed by Service Provider or any other Persons without the use of any Confidential Information, (iii) was already in the Service Provider’s possession on a non-confidential basis or (iv) is approved for release by written authorization of the Company and/or the third party owner of the disclosed information. The Parties further acknowledge and agree that Confidential Information may be disclosed pursuant to the lawful requirement or order of a court or governmental agency, or as otherwise required by applicable law, rule or regulation (including as required in any securities law filings or offering documentation); provided that prompt notice thereof is given to the non-disclosing Party (unless such notice is not possible under the circumstances, and in such event, such notice shall be provided as promptly as possible thereafter) so that such non-disclosing Party may, at its sole cost and expense, have the opportunity to intervene and contest such disclosure and/or seek a protective order or other appropriate remedy.

(d)          All Confidential Information transmitted or disclosed hereunder will be and remain the property of the Company, and Service Provider shall promptly (at the Service Provider’s sole election) destroy or return to the Company all copies thereof upon termination or expiration of this Agreement, or upon the written request of the Company; provided, that, Service Provider shall not be required to destroy any Confidential Information that is stored solely as a result of a backup created in the ordinary course of business and is not readily destroyable or that is stored on the computers of the personnel of Service Provider and/or its Affiliates and subject to deletion in accordance with Service Provider’s and/or its Affiliates’ electronic information management practices (subject to extended retention by Service Provider’s or its Affiliates’ compliance and legal department personnel in accordance with the existing document retention/destruction policy of Service Provider and/or its Affiliates). Upon the request of the Company, Service Provider shall provide notice of any such applicable destruction in writing.

(e)          The Parties acknowledge and agree that, given the unique and proprietary nature of the Confidential Information, monetary damages may not be calculable or a sufficient remedy for any breach of this Section 6 by Service Provider or its Affiliates, and that the Company may suffer great and irreparable injury as a consequence of such breach. Accordingly, each Party agrees that, in the event of such a breach or threatened breach, the Company shall be entitled to seek equitable relief (including, but not limited to, injunction and specific performance) in order to remedy such breach or threatened breach. Such remedies shall not be deemed to be exclusive remedies for a breach by Service Provider or its Affiliates but shall be in addition to any and all other remedies provided hereunder or available at law or equity to the Company.

6.          Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all Parties, or their respective successors or permitted assigns, or otherwise as provided herein.

7.          Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except to a Person which is a successor to all or substantially of the assets of the assigning Party. Any assignee shall be bound hereunder to the same extent as the Company. Notwithstanding anything to the contrary contained herein, the economic rights of the Service Provider hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Service Provider, without the consent of the Company.

8.          Action Upon Termination. From and after the date of termination of this Agreement, the Service Provider shall not be entitled to compensation for further service rendered hereunder but shall be reimbursed for all reasonable, documented out-of-pocket expenses accrued through the date of such termination within ten (10) business days of such termination. The Service Provider shall forthwith upon such termination:

(a)          pay over to the Company all moneys collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled; and

(b)          deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Company.

9.           Indemnification.

(a)          Indemnification of the Company by the Service Provider. Subject to Section 11, the Service Provider shall indemnify, defend and hold harmless the Company, its partners, members, stockholders, other equity holders, directors, officers, employees and agents and each of their respective Affiliates, successors and assigns, from and against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”), arising out of or resulting from, directly or indirectly, (i) any breach of this Agreement, or the covenants, obligations, or representations or warranties set forth herein, by Service Provider or its Affiliates; and (ii) any bad faith, gross negligence or willful misconduct on the part of Service Provider or its Affiliates in connection with its provision of the Services. The remedies provided in this Section 10(a) constitute the sole and exclusive remedy of the Company for any and all Damages or other claims relating to or arising from this Agreement.

(b)          Indemnification of the Service Provider by the Company. The Company shall indemnify, defend and hold harmless the Service Provider, its partners, members, stockholders, other equity holders, directors, officers, employees and agents and each of their respective Affiliates, successors and assigns, from and against any and all Damages arising out of or resulting from the performance by the Service Provider of the Services to the extent that the Service Provider reasonably believed such performance to be within the scope of authority conferred upon the Service Provider hereunder, but expressly excluding any act that would be covered by indemnity from the Service Provide to the Company as set forth in Section 10(a) hereof.

(c)          The Company will advance amounts to the Service Provider or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company and (ii) the Service Provider or its Affiliates undertake in writing to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Service Provider or its Affiliates are found not to be entitled to indemnification.

10.         Limitation on Liability. In no event shall (a) any Party have any liability under this Agreement for any punitive, incidental, consequential (other than reasonably foreseeable consequential damages), special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault or (b) the Service Provider’s aggregate liability under this Agreement (exclusive of amounts recovered under insurance) exceed an amount equal to the aggregate fees received by the Service Provider under this Agreement.

11.         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice by hand, by certified mail, return receipt requested, postage pre-paid, or by e-mail or facsimile at the following addresses of the Parties:

Company:

Hospitality Investors Trust Operating Partnership, L.P.
3950 University Drive, Suite 301
Fairfax, VA 22030
Attention: Edward T. Hoganson

Service Provider:

Crestline Hotels & Resorts, LLC
3950 University Drive, Suite 301
Fairfax, VA 22030
Attention: Pierre Donahue and James Carroll
Fax: (571) 529-6091 and (571) 529-6090
E-Mail: pierre.donahue@crestlinehotels.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell, Esq.
Facsimile: (212) 492-0105
Email: jmarell@paulweiss.com

Any party may at any time change its address for the purpose of this section by like notice.

12.         Insurance. The Service Provider shall maintain, at its sole cost and expense, at all times during the Term (and for a period of time continuing for no less than eighteen (18) months following the Term) a professional liability insurance (errors and omissions) policy with such coverages and policy as then maintained by the Service Provider and its affiliates and with coverages of no less than $5,000,000. ARCH, the Company and each of their Subsidiaries shall be a named as “additional insureds” under such policy. All insurance required to be carried by Service Provider shall be written with companies having a policyholder and asset rate, as circulated by Best’s Insurance Reports, of A-:VIII or better. On or prior to the date hereof and from time to time upon the Company’s request, Service Provider shall provide certificates of insurance evidencing such coverage and such other documentation (including a copy of the policy) as may be requested.

13.         Entire Agreement. This Agreement (together with the Framework Agreement and the other documents contemplated thereby) constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

14.         Miscellaneous. Sections 11 (Counterparts), 12 (Governing Law; Specific Performance; WAIVER OF JURY TRIAL), 13 (Severability), 14 (Further Assurances), 15 (Parties in Interest), 17 (Headings), 18 (Expenses), 19 (Construction), and Section 22 (Amendments and Waivers) of the Framework Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above written.

HOSPITALITY INVESTORS TRUST, INC.

By:	/s/ Paul C. Hughes
Name:	Paul C. Hughes
Title:	Authorized Signatory

HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

By: Hospitality Investors Trust, Inc., its general partner

By:	/s/ Paul C. Hughes
Name:	Paul C. Hughes
Title:	Authorized Signatory

CRESTLINE HOTELS & RESORTS, LLC

By:	/s/ Pierre Donahue
Name:	Pierre Donahue
Title:	EVP & General Counsel

Schedule A

Services

•	Provide the following services accounting and tax related services for $25,000 per month for an initial period of 3 months (and subject to Section 4(b), if applicable):

o	Accounting: Assisting REIT’s CFO with the general oversight and direction of REIT baseline Accounting and Treasury teams, including the design and monitoring of systems, processes, and internal controls, along with staffing and resource planning.

o	Tax: Assisting with

▪	all income and franchise tax planning, compliance, tax accounting, and audits including coordination with PWC and legal counsel

▪	the property tax process including compliance, appeals, accounting, and audits

▪	sales tax including with respect to ownership-level issues and coordinating with management companies on property-level issues affecting the REIT

▪	REIT status monitoring process including quarterly and annual REIT testing

▪	income tax provision for the quarterly financial statements